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Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the incorporation by reference in Registration Statement of Storm Cat Energy Corporation and its subsidiaries on Form F-3 of the reference to Netherland, Sewell & Associates, Inc. and the inclusion and incorporation by reference of information derived from our reports evaluating Storm Cat Energy Corporation's petroleum and natural gas reserves, as of September 30, 2005, in the report on Form 6K of Storm Cat Energy Corporation and its subsidiaries filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (SCOTT) REES III
C.H. (Scott) Rees III President and Chief Operating Officer

Dallas, Texas
December 19, 2005

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  Exhibit 23.3